RIDGEWORTH FUNDS
SCHEDULE A
TO THE
SHAREHOLDER SERVICING PLAN
November 20, 2008
     This Shareholder Servicing Plan shall be adopted with respect to the following Funds (and Classes) of RidgeWorth Funds:
Name of Fund/Class
Large Cap Core Equity Fund — R Shares
Large Cap Growth Stock Fund — R Shares
Large Cap Value Equity Fund — R Shares
Mid-Cap Value Equity Fund — R Shares
Select Large Cap Growth Stock Fund — R Shares
Small Cap Growth Stock Fund — R Shares
Small Cap Value Equity Fund — R Shares
Life Vision Aggressive Growth Fund — R Shares
Life Vision Conservative Fund — R Shares
Life Vision Growth & Income Fund — R Shares
Life Vision Moderate Growth Fund — R Shares
Corporate Bond Fund — R Shares
High Income Fund — R Shares
Investment Grade Bond Fund — R Shares
Seix Global Strategy Fund — R Shares
Seix High Yield Fund — R Shares
Short-Term Bond Fund — R Shares
U.S. Government Securities Bond Fund — R Shares
Amended May 14, 2009 to add R Shares of Additional Funds

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